Exhibit 99.1

NEWS RELEASE

Contact:	James R. Lance Vice President, Corporate Finance and Investor Relations Foot Locker, Inc. (212) 720-4600

FOOT LOCKER, INC. REPORTS 2021 THIRD QUARTER RESULTS

•	Total Sales Increased 3.9% in the Third Quarter
•	Third Quarter Net Income of $158 Million, or $1.52 Per Share
•	Non-GAAP Net Income of $201 Million, or $1.93 Per Share
•	Gross Margin Expanded 380 Basis Points to 34.7%

NEW YORK, NY, November 19, 2021 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its third quarter ended October 30, 2021.

Third Quarter Results

The Company reported net income of $158 million, or $1.52 per share, for the 13 weeks ended October 30, 2021, compared with net income of $265 million, or $2.52 per share, for the corresponding prior-year period, and $125 million, or $1.16 per share, for the third quarter of 2019.

On a non-GAAP basis, the Company earned $1.93 per share for the period compared to the $1.21 per share in the third quarter of 2020, and $1.13 per share in the third quarter of 2019. Excluded from these numbers are certain impairment charges, as well as acquisition and integration costs, as detailed below.

Third quarter comparable-store sales increased 2.2%. Total sales increased 3.9%, to $2,189 million in the third quarter of 2021, compared with sales of $2,106 million for the corresponding prior-year period, and up 13.3% from $1,932 million in the third quarter of 2019. Excluding the effect of foreign exchange rate fluctuations, total sales for the third quarter increased by 3.6%.

“The third quarter was another period of strong performance for our Company that reflects the powerful connectivity we have built with our customers,” said Richard Johnson, Chairman and Chief Executive Officer. “These impressive top and bottom-line results were against a robust back-to-school season from last year and in spite of the ongoing supply chain challenges. On top of that, we succesfully completed the acquisition of WSS in the third quarter, and subsequently closed the atmos transaction as well, welcoming both of these great teams to the Foot Locker, Inc. family.”

“The combination of robust demand and fresh inventory, coupled with more full-priced selling, led to gross margin expansion of 380 basis points to 34.7%, from the 30.9% in the prior year period,” added Andrew Page, Executive Vice President and Chief Financial Officer. “In addition, we bolstered our already strong balance sheet with the issuance of $400 million of Senior Notes due in 2029, the Company’s new credit benchmark and its first offering in over 20 years.”

Year-To-Date Results

For the first nine months of the year, the Company posted net income of $790 million, or $7.54 per share on a GAAP basis, compared with net income of $200 million, or $1.91 per share, for the corresponding prior-year period, and

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$357 million, or $3.23 per share, for the first nine-months of 2019. On a non-GAAP basis, earnings per share for the nine-month period totaled $6.10, compared with $1.26 per share in the prior year period, and $3.32 per share for the corresponding period in 2019. Year-to-date sales were $6,617 million, an increase of 23.5% from the $5,359 million in the first nine-months of 2020, and an increase of 14.4% from $5,784 million for the corresponding period in 2019. Year-to-date, comparable store sales increased 21.3%, while total year-to-date sales, excluding the effect of foreign currency fluctuations, increased 21.7%.

Non-GAAP Adjustments

During the third quarter of 2021, the Company recorded adjustments to earnings, which are detailed below in the accompanying reconciliation of GAAP to non-GAAP results. The items included: 1) $13 million charge due to the wind-down of Footaction, 2) $30 million charge related to the impairment of one of the Company’s minority investments, and 3) $14 million of acquisition and integration costs, primarily representing investment banking fees.

Financial Position

As of October 30, 2021, the Company’s merchandise inventories, which included the addition of WSS, were $1,301 million, 9.1% higher than at the end of the third quarter last year. Using constant currencies, inventory increased by 8.5%. At quarter-end, the Company’s cash and cash equivalents totaled $1,339 million, while debt on its balance sheet was $560 million. The increase in debt primarily reflects the Company’s issuance of $400 million of senior notes due in 2029.

The Company’s total cash position, net of debt, was $779 million, lower than the same period last year by $483 million. During the third quarter of 2021, the Company repurchased 2.75 million shares for $129 million, paid a quarterly dividend of $0.30 per share, for a total of $30 million, and invested $737 million to complete the acquisition of WSS.

Shortly after the end of the third quarter, the Company completed its acquisition of atmos for $360 million, subject to customary adjustments.

Financial Outlook

Andrew Page added, “we expect global supply chain constraints to persist throughout the fourth quarter; that said, we believe we are positioned for the holiday season, with positive momentum and inventory levels ready to meet customer demand.”

The Company will provide additional commentary on its financial outlook for fiscal 2021 on its live conference call.

Store Base Update

During the third quarter, the Company opened 32 new stores, remodeled or relocated 29 stores, closed 80 stores, including 32 Footaction closures and 18 conversions, and acquired 93 WSS stores. As of October 30, 2021, the Company operated 2,956 stores in 27 countries in North America, Europe, Asia, Australia, and New Zealand. In addition, 136 franchised Foot Locker stores were operating in the Middle East.

The Company is hosting a live conference call at 9:00 a.m. ET today, Friday, November 19, 2021, to review these results and provide an update on the business. This conference call may be accessed live by calling toll-free 1-844-701-1163, or international toll 1-412-317-5490, or via the Investor Relations section of the Foot Locker, Inc. website at https://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call to register. An archived replay of the conference call can be accessed approximately one hour following the end of the call at 1-877-344-7529 in the U.S. or 1-855-669-9658 in Canada or 1-412-317-0088 internationally with passcode 10161440 through December 3, 2021. A replay of the call will also be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at https://www.footlocker-inc.com.

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Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenue, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see "Risk Factors" disclosed in the Company's Annual Report on Form 10-K for the year ended January 30, 2021 filed on March 25, 2021. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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Consolidated Statements of Operations

(unaudited)

Periods ended October 30, 2021 and October 31, 2020

(In millions, except per share amounts)

	Third Quarter		Year-to-Date
	2021	2020	2021	2020
Sales	$2,189	$2,106	$6,617	$5,359
Cost of sales	1,429	1,456	4,310	3,900
Selling, general and administrative expenses	458	424	1,326	1,127
Depreciation and amortization	49	44	142	132
Impairment and other charges	57	4	97	58
Income from operations	196	178	742	142

Interest expense, net	(4)	(2)	(8)	(5)
Other income, net	30	193	359	197
Income before income taxes	222	369	1,093	334
Income tax expense	64	104	303	134
Net income	$158	$265	$790	$200

Diluted earnings per share	$1.52	2.52	7.54	1.91
Weighted-average diluted shares outstanding	104.4	105.3	104.9	105.1

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles (“GAAP”), the Company reports certain financial results that differ from what is reported under GAAP. We have presented certain financial measures identified as non-GAAP, such as sales changes excluding foreign currency fluctuations, adjusted income before income taxes, adjusted net income, and adjusted diluted earnings per share.

We present certain amounts as excluding the effects of foreign currency fluctuations, which are also considered non-GAAP measures. Where amounts are expressed as excluding the effects of foreign currency fluctuations, such changes are determined by translating all amounts in both years using the prior-year average foreign exchange rates. Presenting amounts on a constant currency basis is useful to investors because it enables them to better understand the changes in our business that are not related to currency movements.

These non-GAAP measures are presented because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core business or affect comparability. In addition, these non-GAAP measures are useful in assessing our progress in achieving our long-term financial objectives.

We estimate the tax effect of all non-GAAP adjustments by applying a marginal tax rate to each of the respective items. The income tax items represent the discrete amount that affected the period.

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Non-GAAP Reconciliation

(unaudited)

Periods ended October 30, 2021 and October 31, 2020

(In millions, except per share amounts)

The non-GAAP financial information is provided in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP. The various non-GAAP adjustments are summarized in the tables below.

Reconciliation of GAAP to non-GAAP results:

	Third Quarter		Year-to-Date
	2021	2020	2021	2020
Pre-tax income:
Income before income taxes	$222	$369	$1,093	$334
Pre-tax adjustments excluded from GAAP:
Impairment and other charges (1)	57	4	97	58
Other income, net (2)	—	(190)	(303)	(190)
Adjusted income before income taxes (non-GAAP)	$279	$183	$887	$202

After-tax income:
Net income	$158	$265	$790	$200
After-tax adjustments excluded from GAAP:
Impairment and other charges, net of income tax benefit of $14, $-, $24, and $9 million, respectively (1)	43	4	73	49
Other income, net - net of income tax expense of $-, $50, $79, and $50 million, respectively (2)	—	(140)	(224)	(140)
Tax (benefit) charge related to revaluation of certain intellectual property rights (3)	—	(1)	—	24
Adjusted net income (non-GAAP)	$201	$128	$639	$133

	Third Quarter		Year-to-Date
	2021	2020	2021	2020
Earnings per share:
Diluted earnings per share	$1.52	$2.52	$7.54	$1.91
Diluted EPS amounts excluded from GAAP:
Impairment and other charges (1)	0.41	0.03	0.69	0.45
Other income, net (2)	—	(1.33)	(2.13)	(1.33)
Tax (benefit) charge related to revaluation of certain intellectual property rights (3)	—	(0.01)	—	0.23
Adjusted diluted earnings per share (non-GAAP)	$1.93	$1.21	$6.10	$1.26

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Non-GAAP Reconciliation

(unaudited)

Periods ended October 30, 2021 and October 31, 2020

(In millions, except per share amounts)

Notes on Non-GAAP Adjustments:

(1)	During the thirteen and thirty-nine weeks ended October 30, 2021, the Company recorded pre-tax charges of $57 million and $97 million, respectively, classified as Impairment and Other Charges. This compares with charges of $4 million and $58 million recognized for the thirteen and thirty-nine weeks ended October 31, 2020, respectively.

Impairment of long-lived assets and right-of-use assets were $13 million and $52 million for the thirteen and thirty-nine weeks ended October 30, 2021, respectively, and $15 million for the thirty-nine weeks ended October 31, 2020. During the second quarter of 2021, we conducted an impairment review of Footaction stores as a result of the Company’s decision to convert the part of the stores to other existing banner concepts and close the remaining stores. The Company evaluated the long-lived assets, including the right-of-use assets and recorded non-cash charges to write down store fixtures, leasehold improvements, and right-of-use assets for approximately 60 locations, and accelerated tenancy charges for leases we expect to terminate prior to the end of the lease term and recorded charges of $39 million and $13 million for the second and third quarters, respectively. The prior year charges of $15 million related to certain Runners Point and Sidestep stores and other underperforming stores in Europe.

Impairment of investments were $30 million and $32 million for the thirteen and thirty-nine weeks ended October 30, 2021, respectively. During the third quarter of 2021, due to the investee’s continued losses and updated estimates of value, the Company recorded a non-cash write down of one of its minority investments. The thirty-nine weeks ended October 30, 2021 included a charge of $2 million related to another of our minority investments.

In connection with the acquisitions, the Company recorded acquisition and integration costs of $14 million, which primarily represented investment banking fees related to the WSS acquisition.

Additionally, during the thirty-nine weeks ended October 30, 2021, the Company recorded charges of $4 million primarily in other lease-related termination costs and charges of $2 million related to previously disclosed reorganization of certain support functions. The thirty-nine weeks ended October 31, 2020 included $3 million of reorganization costs and $2 million related to administrative costs associated with the pension plan reformation.

For the thirteen and thirty-nine weeks ended October 31, 2020, we recorded $1 million and $19 million of costs and losses related to social unrest, respectively, and $3 million and $19 million, respectively, of charges related to the shutdown of the Runners Point business.

Partially offsetting these losses and charges was $11 million of additional insurance recovery recorded, $7 million of which is classified in impairment and other charges as it relates to the book value of property losses recorded in 2020.

(2)	During thirty-nine weeks ended October 30, 2021, the Company recorded non-cash gains of $303 million, or $224 million after-tax. One of our minority investments, GOAT, which is measured using the fair value measurement alternative, received additional funding at a higher valuation resulting in a $290 million fair value adjustment. Additionally, during the second quarter, we acquired a minority stake in a public entity at an initial discount of $9 million. Due to the infrequent and nonrecurring nature of the gain and discount, respectively, the income was removed to arrive to non-GAAP earnings. Other income for the thirty-nine weeks ended October 30, 2021 included $4 million related to our insurance recovery from the 2020 social unrest, which is the amount by which the recovery exceeded the book value losses previously recorded.

For the thirteen and thirty-nine weeks ended October 31, 2020, the Company recorded non-cash gains of $190 million, or $140 million after-tax. This income was related to our minority investment in GOAT in connection with funding at a higher valuation.

(3)	During the first quarter of 2020, the Company recorded a $27 million tax charge related to the revaluation of certain intellectual property rights, pursuant to a non-U.S. advance pricing agreement. Due to the improved financial outlook during the second and third quarters of 2020, the Company reversed $2 million and $1 million, respectively, of the revaluation charge.

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Consolidated Balance Sheets

(unaudited)

(In millions)

	October 30,	October 31,
	2021	2020
ASSETS

Current assets:
Cash and cash equivalents	$1,339	$1,393
Merchandise inventories	1,301	1,193
Other current assets	253	237
	2,893	2,823
Property and equipment, net	860	773
Operating lease right-of-use assets	2,619	2,752
Deferred taxes	95	69
Goodwill	651	158
Other intangible assets, net	235	18
Minority investments	762	340
Other assets	96	85
	$8,211	$7,018

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$578	$514
Accrued and other liabilities	498	451
Current portion of long-term debt and obligations under finance leases	104	2
Current portion of lease obligations	577	575
	1,757	1,542
Long-term debt and obligations under finance leases	456	129
Long-term lease obligations	2,421	2,514
Other liabilities	235	181
Total liabilities	4,869	4,366
Total shareholders' equity	3,342	2,652
	$8,211	$7,018

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Store Count and Square Footage

(unaudited)

Store activity is as follows:

	January 30,			October 30,	Relocations/
	2021	Opened	Closed	2021	Remodels
Foot Locker U.S.	848	13	32	829	14
Foot Locker Europe	624	16	24	616	19
Foot Locker Canada	101	1	5	97	4
Foot Locker Pacific	93	1	1	93	8
Foot Locker Asia	20	8	—	28	—
Kids Foot Locker	422	8	20	410	6
Lady Foot Locker	35	—	16	19	—
Champs Sports	539	7	15	531	11
Footaction	240	—	79	161	—
Sidestep	76	6	3	79	5
WSS (1)	—	93	—	93	—
Total	2,998	153	195	2,956	67

(1)	The Company acquired 93 existing WSS stores in September 2021.

Selling and gross square footage are as follows:

	October 31, 2020		October 30, 2021
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker U.S.	2,449	4,283	2,394	4,151
Foot Locker Europe	1,013	2,172	1,038	2,194
Foot Locker Canada	251	413	252	413
Foot Locker Pacific	152	245	179	283
Foot Locker Asia	59	107	109	191
Kids Foot Locker	740	1,277	723	1,240
Lady Foot Locker	56	93	21	48
Champs Sports	1,938	3,013	1,922	3,007
Footaction	750	1,233	509	834
Sidestep	84	151	93	174
WSS	—	—	906	1,151
Total	7,492	12,987	8,146	13,686

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